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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 12, 2006

Jacksonville, Illinois

Contact:        Richard A. Foss           Diana S. Tone
                President and CEO         Chief Financial Officer
                (217) 245-4111            (217) 245-4111

             JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS
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Jacksonville Bancorp, Inc. (NASDAQ Small Cap-JXSB) reported unaudited net income for the three months ended March 31, 2006, of $316,000, or $0.16 per common share, basic and diluted, compared to net income of $187,000, or $0.09 per common share, basic and diluted, for the three months ended March 31, 2005. Net income for the three months ended March 31, 2006 increased $129,000 from the three months ended March 31, 2005. The increase in net income is primarily due to decreases in the provision for loan losses of $45,000 and other expenses of $64,000 and increases in other income of $43,000 and net interest income of $7,000, partially offset by an increase in income taxes of $30,000.

The $7,000 increase in net interest income during the first quarter of 2006 is the net result of a $388,000 increase in interest income offset by a $381,000 increase in interest expense. Interest income on loans increased $420,000 due to an increase of $15.5 million in the average balance and a 49 basis point increase in the average yield of the loan portfolio during the first quarter of 2006 compared to the same period of 2005. Interest income on investment and mortgage-backed securities decreased $32,000, primarily due to a $7.9 million decrease in the average balance of these investments. Funds from investment calls and payments have been used to fund loan growth. Interest expense on deposits increased $282,000 due to a 61 basis point increase in the average cost, partially offset by a decrease of $6.5 million in the average balance of deposits. The reduced deposit volumes were replaced with advances from the Federal Home Loan Bank. Interest expense on borrowings increased $99,000 during this same time frame, primarily due to the $8.4 million increase in the average balance of borrowed funds.

The decrease in the provision for loan losses reflects a $444,000 decrease in nonperforming loans during the first quarter of 2006, compared to the first quarter of 2005. The increase in other income is primarily attributed to increases of $29,000 in service charges on deposits, $28,000 in brokerage commissions, and $15,000 in gains on loan sales, partially offset by a decrease of $15,000 in gains on securities sales. Other expenses decreased primarily due to decreases of $57,000 in occupancy expense and $21,000 in legal and accounting expense, partially offset by an increase of $35,000 in salaries and benefits. The decrease in occupancy expense is primarily due to reduced depreciation on furniture and equipment and maintenance expense.

Total assets at March 31, 2006, increased to $256.3 million from $253.9 million at December 31, 2005. Total deposits at March 31, 2006 were $221.8 million, compared to $218.4 million at December 31, 2005. Total stockholders' equity at March 31, 2006 and December 31, 2005, was $20.2 million and $20.1 million, respectively. At March 31, 2006, Jacksonville Savings Bank exceeded its applicable regulatory

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capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.4%, 11.7%, and 12.9%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended March 31, 2006, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.